Exhibit 99.1

NEWS RELEASE

Valvoline Reports Strong Fourth-Quarter and Fiscal Year 2020 Results; Provides Fiscal 2021 Outlook
Fourth-quarter summary
•Reported net income of $122 million increased $95 million and earnings per diluted share (EPS) of $0.66 increased $0.52
•Adjusted diluted EPS grew 15% to $0.46
•Adjusted EBITDA of $150 million, up 16%
•Sales grew 4% to $652 million, while lubricant volume declined slightly to 46.2 million gallons
•Valvoline Instant Oil Change (VIOC) system-wide same-store sales (SSS) grew 8.3%
•Cash and cash equivalents on hand of $760 million and total available liquidity of just over $1.3 billion as of Sept. 30, 2020
Full-year highlights
•Reported net income of $317 million increased $109 million and EPS of $1.69 increased $0.59
•Adjusted diluted EPS grew 6% to $1.48
•Adjusted EBITDA of $510 million, up 7%
•Sales declined 2% to $2.35 billion, while lubricant volume declined 6% to 168.0 million gallons
•VIOC system-wide SSS grew 2.3%, the 14th consecutive year of SSS growth

LEXINGTON, Ky., October 28, 2020 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for its fourth quarter and fiscal year ended September 30, 2020. All comparisons in this press release are made to the same prior-year period unless otherwise noted.

“During the pandemic, our focus has remained on the health and safety of our employees, customers and business partners,” said CEO Sam Mitchell. “Our strong performance in Q4 continues to demonstrate the durability of our business and the tremendous efforts of the entire

Valvoline team, who have adapted to these unprecedented times to continue delivering superior customer service.

"We saw strong sequential and year-over-year improvements in profitability in Quick Lubes and Core North America and exceptional sequential profitability improvement in International in Q4. Our results this quarter significantly exceeded our expectations and demonstrate the true resiliency and competitive advantages of our business model. Quick Lubes’ system-wide same-store sales grew 8.3% in Q4, returning to pre-COVID-19 growth rates as share gains continue. Core North America generated near-record quarterly profitability driven by ongoing performance in the retail channel and benefits from lower raw material costs. An increased contribution from key markets and improved margins drove the strong sequential growth in International profitability.

“Looking forward to fiscal 2021, we expect to generate low double-digit growth in adjusted EBITDA. Our confidence in this continued growth is driven by our diversified business model that is expected to generate approximately half of its adjusted EBITDA from our quick lubes segment.”

Fourth-Quarter Results

Reported fourth-quarter 2020 net income and EPS were $122 million and $0.66, respectively. These results included a net $37 million ($0.20 per diluted share) of after-tax income primarily related to pension and other post-employment benefit (OPEB) income including mark-to-market remeasurement impacts. Reported fourth-quarter 2019 net income and EPS were $27 million and $0.14, respectively. These results included a net $48 million ($0.26 per diluted share) of after-tax expense primarily related to mark-to-market pension and OPEB remeasurement impacts.

Fourth-quarter 2020 adjusted net income and adjusted EPS were $85 million and $0.46, respectively, compared to adjusted net income of $75 million and adjusted EPS of $0.40 in the prior-year period. Adjusted EBITDA in the quarter was $150 million, a 16% increase compared to the prior-year period. (See Tables 7 and 8 for reconciliations of adjusted earnings.)

Operating Segment Results
Quick Lubes
•Total sales growth of 14% to $254 million; SSS grew 8.3% system-wide, 8.9% for company-owned stores and 7.9% for franchised stores
•Operating income increased $7 million or 15% to $55 million; EBITDA increased $9 million or 16% to $67 million
•Quick Lubes ended the quarter with 1,462 total company-owned and franchised stores, a net increase of 30 during the period, and contributing to an increase of 77 versus the prior year
The Quick Lubes segment ended the fiscal year with a strong quarter, reflecting a rapid recovery from the significant COVID-19 impacts experienced in Q3. System-wide SSS growth of 8.3% versus the prior-year period was driven by contributions from both average ticket and transactions. Premium mix, pricing and an increase in revenue from non-oil-change services led to improvement in average ticket. Transactions benefited from ongoing share gains driven by new customer acquisition and strong in-store execution of the Company’s safety-focused, stay-in-your-car service model. This is particularly impressive as it is estimated that miles driven declined in the high-single digit range during the quarter.

Segment sales and EBITDA in the quarter grew 14% and 16%, respectively, year-over-year. Higher sales coupled with a 130-basis point improvement in gross margins drove the growth in EBITDA. SSS performance and the addition of 77 net new stores to the system, a 6% increase versus the prior year, contributed to top-line growth. The year-over-year increase in stores includes 36 newly built company locations, which is consistent with expectations given at the beginning of the fiscal year. This includes 22 stores that opened in Q4, accelerating the pace of unit growth as the Company progresses toward its long-range target of 50 newly built company stores per year.

With the recent announcements of three acquisitions, the Company continues to make progress on its acquisition strategy as part of its ongoing growth investments in the Quick Lubes segment. Two of the acquisitions closed earlier in October, adding 14 new company-owned stores and converting 21 franchise locations. The third acquisition, which will add 12 new company-owned stores, is expected to close on Oct. 30.

Core North America
•Operating income increased $15 million to $58 million; adjusted EBITDA increased $14 million or 29% to $62 million
•Sales and lubricant volume each declined 3% to $252 million and 23.1 million gallons, respectively
•Branded premium mix increased 530 basis points to 58.9%
Gross margin rates improved 830 basis points driven by continued benefits from channel and product mix, favorable price-cost lag and from the Company’s operating expense reduction program, leading to the significant growth in segment profitability versus the prior-year period.

Solid progress continues in the retail channel, benefiting from strong promotional performance. Total retail channel volume in the quarter increased in the low single-digits range versus the prior-year period. Full-year retail channel volume performance was flat, a significant accomplishment given the COVID-19 related volume challenges in Q3 and demonstrating progress from the actions implemented to address recent challenging DIY market dynamics. Installer channel volume in the quarter saw significant sequential improvement from Q3, but still declined in the high single-digit range year-over-year, reflecting a slower recovery from the impacts of COVID-19. The Company recently renewed a number of key national installer accounts, continuing these important, long-term customer relationships.

International
•Sales declined 1% to $146 million; lubricant volume declined 2% to 14.8 million gallons
•Lubricant volume from unconsolidated joint ventures increased 1% to 9.7 million gallons
•Operating income of $23 million decreased $1 million; adjusted operating income increased $3 million and adjusted EBITDA increased $2 million to $25 million

The International segment volume and profit improved sequentially versus Q3 across all regions. Versus the prior-year period, the volume decline for the quarter was in Latin America and EMEA, where recovery is lagging primarily due to extended COVID-19 impacts. Partially offsetting this decline was solid volume growth in the Asia-Pacific region, including China and Australia. Volume in unconsolidated joint ventures grew modestly driven by strong growth in China partially offset by weakness in India, where the effects of COVID-19 continue to be more severe.

Favorable geographic mix, improved margins and an increased profit contribution from unconsolidated joint ventures more than offset lower volumes, leading to a 9% increase in adjusted EBITDA.

Balance Sheet and Cash Flow
•Total debt of approximately $2.0 billion and net debt of approximately $1.2 billion
•Full-year cash flow from operations of $372 million; free cash flow of $221 million
•Total liquidity of just over $1.3 billion, including cash and cash equivalents on hand of $760 million and borrowing capacity of approximately $550 million
•Effective tax rate of 35.1% and 29.7% for the quarter and full-year, respectively, impacted by discrete tax items; adjusted effective tax rate of 24.1% and 24.9% for the quarter and full-year, respectively
•Total net pension and OPEB obligations of $328 million as of Sept. 30, with a total funded status of 86% (93% for U.S. qualified plans)

Higher earnings were the primary driver of the year-over-year increase in free cash flow, offsetting higher capital investments in new company stores and the China plant as well as higher cash taxes.

Fiscal 2020 Review and 2021 Outlook
Fiscal 2020 Review
•Total sales declined 2% to $2.35 billion; gross margin improved 280 basis points to 36.7% and adjusted gross margin increased 240 basis points to 36.5%
•Adjusted EBITDA grew 7% to $510 million, reflecting a rapid recovery from the significant impacts of COVID-19
•System-wide SSS growth of 2.3%, reflecting the 14th consecutive year of increases
•Added 77 net new stores, a 6% increase, including 36 newly opened company-owned stores
•Free cash flow of $221 million, a modest year-over-year increase reflecting disciplined cash management and higher earnings
•Returned $144 million to shareholders via dividends and share repurchases
“The non-cyclical, essential nature of our preventative-maintenance business model helped drive exceptional results for the year," Mitchell said. "We grew adjusted EBITDA by 7% — surpassing $500 million for the first time. We recorded our 14th year of positive same-store sales growth, and we continued to add stores, growing the system by 6 percent. We also took decisive actions to enhance our liquidity and strengthen the balance sheet.

"The resiliency of our business is reflected in the dedication of our people and their unwavering commitment to safely provide exceptional service to our customers throughout the COVID-19 global pandemic. Their outstanding efforts have led us to exit the year stronger than we started and positioned us well for future success.”

Fiscal 2021 Outlook

The guidance provided in this press release is based on current data and expectations, and could be significantly impacted by future external events related to COVID-19, such as additional state, regional or country lockdown measures or significant changes in driving trends.

The outlook for fiscal 2021 includes the following:
•Quick Lubes — substantial top- and bottom-line growth with recovery from COVID-19 impacts and strong operational performance
•Core North America — modest top-line growth with stable retail channel performance; high-single digit profitability decline driven by year-over-year price-cost lag impacts
•International — significant top-line growth with continued recovery from COVID-19 impacts; EBITDA growth moderated by channel development and brand building initiatives
•Capital Investments — new company store growth and acquisitions drive modestly higher capital expenditures

Mitchell continued, "We are entering fiscal 2021 with positive momentum. Fiscal 2020 has demonstrated the durability of our business model and resiliency of our team. We remain focused on our long-term strategic shift to a more service-centered business and expect to deliver on our commitments. With more than half our adjusted EBITDA expected to come from Quick Lubes, I am confident that 2021 will be another strong year for Valvoline."

Information regarding the company's outlook for fiscal 2021 is provided in the table below:

2021 Outlook
Operating Segments
Sales growth	14 - 16%
New Quick Lube store additions (includes company-owned, franchise and acquisitions)	140 - 160
Quick Lubes system-wide same-store sales growth	12 - 14%
Normalized[1] same-store sales growth	6 - 8%
Adjusted EBITDA	$560 - $580 million
Corporate Items
Adjusted effective tax rate	25 - 26%
Diluted adjusted EPS	$1.57 - $1.67
Capital expenditures	$160 - $170 million
Free cash flow	$200 - $220 million
[1] Same-store sales growth excluding estimated COVID-19 impacts in March - May 2020 period; based on average two-year same-store sales growth between fiscal 2020 and 2021 outlook.

Valvoline’s outlook for adjusted EBITDA, diluted adjusted EPS and the adjusted effective tax rate are non-GAAP financial measures that exclude or will otherwise be adjusted for items impacting comparability. Valvoline is unable to reconcile these forward-looking non-GAAP financial measures to GAAP net income and diluted EPS for fiscal 2021 without unreasonable efforts, as the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income and diluted EPS in fiscal 2021 but would not impact non-GAAP adjusted results.

Conference Call Webcast
Valvoline will host a live audio webcast of its fiscal fourth quarter 2020 conference call at 9 a.m. ET on Thursday, October 29, 2020. The webcast and supporting materials will be accessible through Valvoline’s website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available.

Basis of Presentation
Certain prior year amounts have been reclassified to conform to current year presentation. In addition, the Company adopted the new lease accounting standard, effective at the beginning of fiscal 2020, using the optional approach to transition. Under this method, financial information related to periods prior to adoption were not adjusted and are presented as originally reported under the previous leasing standard. The effects of adopting the new lease standard were recognized as a cumulative net of tax adjustment that decreased opening retained deficit by approximately $1 million. The most significant impact of adoption was the recognition of incremental lease assets and liabilities of $219 million and $214 million, respectively. The Company expects the impact of adoption to be immaterial to its statements of consolidated income and cash flows on an ongoing basis.

Key Business Measures

Valvoline tracks its operating performance and manages its business using certain key measures, including system-wide, company-owned and franchised store counts and same-store sales; Express Care store counts; lubricant volumes sold by unconsolidated joint ventures and total lubricant volumes sold; and percentage of premium lubricants sold. Management believes these measures are useful to evaluating and understanding Valvoline’s operating performance and should be considered as supplements to, not substitutes for, Valvoline's sales and operating income, as determined in accordance with U.S. GAAP.

Sales in the Quick Lubes reportable segment are influenced by the number of service center stores and the business performance of those stores. Stores are considered open upon acquisition or opening for business. Temporary store closings remain in the respective store counts with only permanent store closures reflected in the activity and end of period store counts. SSS is defined as sales by U.S. Quick Lubes service center stores (company-owned, franchised and the combination of these for system-wide SSS), with new stores excluded from the metric until the completion of their first full fiscal year in operation as this period is generally required for new store sales levels to begin to normalize. Differences in SSS are calculated to determine the percentage change between comparative periods. Beginning in fiscal 2021, SSS will be calculated as sales by Quick Lubes service center stores (company-owned, franchised and the combination of these for system-wide SSS), with new stores, including franchised conversions, excluded from the metric until the completion of their first full fiscal year in operation as this period is generally required for new store sales levels to begin to normalize. Quick Lubes revenue is limited to sales at company-owned stores, sales of lubricants and other products to independent franchisees and Express Care operators and royalties and other fees from franchised stores. Although Valvoline does not recognize store-level sales from franchised or Express Care stores as revenue in its Statements of Consolidated Income, management believes system-wide and franchised SSS comparisons and store counts, in addition to Express Care store counts, are useful to assess the operating performance of the Quick Lubes reportable segment and the operating performance of an average Quick Lubes store.

Lubricant volumes sold by unconsolidated joint ventures are used to measure the operating performance of the International operating segment. Valvoline does not record lubricant sales from unconsolidated joint ventures as International reportable segment revenue. International revenue is limited to sales by Valvoline's consolidated affiliates. Although Valvoline does not record sales by unconsolidated joint ventures as revenue in its Statements of Consolidated Income, management believes lubricant volumes including and sold by unconsolidated joint ventures is useful to assess the operating performance of its investments in joint ventures.

Management also evaluates lubricant volumes sold in gallons by each of its reportable segments and premium lubricant percentage, defined as premium lubricant gallons sold as a percentage of U.S. branded lubricant volumes for the Quick Lubes and Core North America segments and as a percentage of total segment lubricant volume for the International segment. Premium lubricant products generally provide a higher contribution to segment profitability and the percentage of premium volumes is useful to evaluating and understanding Valvoline’s operating performance.

Use of Non-GAAP Measures
To aid in the understanding of Valvoline’s ongoing business performance, certain items within this press release are presented on an adjusted basis. These non-GAAP measures, presented on both a consolidated and operating segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net or operating income/loss, earnings/loss per share or cash flows from operating activities as a measure of operating performance or cash flows. For a reconciliation of non-GAAP measures, refer to Tables 4, 7, 8 and 9 of this press release.

The following are the non-GAAP measures management has included and how management defines them:
•EBITDA, which management defines as net income/loss, plus income tax expense/benefit, net interest and other financing expenses, and depreciation and amortization;
•Adjusted EBITDA, which management defines as EBITDA adjusted for certain non-operational items, including net pension and other postretirement plan expense/income; impairment of equity investment; and other items (which can include costs related to the separation from Ashland, impact of significant acquisitions or divestitures, restructuring costs, or other non-operational income/costs not directly attributable to the underlying business);
•Adjusted operating income, which management defines as operating income adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA above;
•Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments, as applicable;
•Adjusted net income, which management defines as net income/loss adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA above, as well as the estimated net impact of the enactment of tax reform and debt extinguishment and modification costs that are not reflective of the Company’s ongoing operational performance or liquidity; and
•Adjusted EPS, which management defines as earnings per diluted share calculated using adjusted net income.
These measures are not prepared in accordance with U.S. GAAP and contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income, and Adjusted EPS. These non-GAAP measures provide a supplemental presentation of Valvoline’s operating performance.

Due to depreciable assets associated with the nature of the Company’s operations and interest costs related to Valvoline’s capital structure, management believes EBITDA is an important supplemental measure to evaluate the Company’s operating results between periods on a comparable basis.

Adjusted EBITDA, Adjusted net and operating income, and Adjusted EPS generally include adjustments for unusual, non-operational or restructuring-related activities, which impact the comparability of results between periods. Management believes these non-GAAP measures provide investors with a meaningful supplemental presentation of Valvoline’s operating performance. These measures include adjustments for net pension and other postretirement plan expense/income, which includes several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to prior service to the Company from employees (e.g., retirees, former employees, current employees with frozen benefits). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) actuarial gains/losses, and (iv) amortization of prior service cost/credit. Significant factors that can contribute to changes in these elements include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets, and other changes in actuarial assumptions, such as the life expectancy of plan participants. Accordingly, management considers that these elements are more reflective of changes in current conditions in global financial markets (in particular, interest rates) and are outside the operational performance of the business and are also primarily legacy amounts that are not directly related to the underlying business and do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees for current service. These measures include pension and other postretirement service costs related to current employee service as well as the costs of other benefits provided to employees for current service.

Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By including capital expenditures and certain other adjustments, as applicable, management is able to provide an indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a supplemental view of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income and Adjusted EPS are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income and Adjusted EPS each have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, net income and cash flows from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, one should rely primarily on net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income and Adjusted EPS only as supplements. In evaluating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income and Adjusted EPS, one should be aware that in the future Valvoline may incur expenses/income similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income and Adjusted EPS. Valvoline’s presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income and Adjusted EPS should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or nonrecurring items.

About ValvolineTM
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, the Company’s heritage spans more than 150 years, during which time it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It operates and franchises nearly 1,500 quick-lube locations, and it is the No. 2 chain by number of stores in the United States under the Valvoline Instant Oil ChangeSM brand and the No. 3 chain by number of stores in Canada under the Valvoline Great Canadian Oil Change brand. It also markets Valvoline lubricants and automotive chemicals, including Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Advanced Full Synthetic motor oil; Valvoline Premium Blue™ heavy-duty motor oil; Valvoline Multi-Vehicle Automatic Transmission Fluid; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.

Forward-Looking Statements
Certain statements in this press release, other than statements of historical fact, including estimates, projections and statements related to Valvoline’s business plans and operating results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and "Quantitative and Qualitative Disclosures about Market Risk" sections of Valvoline’s most recently filed periodic reports on Forms 10-K and Forms 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, unless required by law.

TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION
Sean T. Cornett
Sr. Director, Investor Relations
+1 (859) 357-2798
scornett@valvoline.com

Michele Gaither Sparks
Sr. Director, Corporate Communications
+1 (859) 230-8079
michele.sparks@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions, except per share amounts - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
	2020	2019	2020	2019
Sales	$652	$629	$2,353	$2,390
Cost of sales	394	412	1,490	1,580
GROSS PROFIT	258	217	863	810
Selling, general and administrative expenses	123	115	442	449
Net legacy and separation-related (income) expenses	(30)	—	(30)	3
Equity and other income, net	(11)	(11)	(34)	(40)
OPERATING INCOME	176	113	485	398
Net pension and other postretirement plan (income) expenses	(32)	67	(59)	60
Net interest and other financing expenses	20	18	93	73
INCOME BEFORE INCOME TAXES	188	28	451	265
Income tax expense	66	1	134	57
NET INCOME	$122	$27	$317	$208

NET EARNINGS PER SHARE
BASIC	$0.66	$0.14	$1.70	$1.10
DILUTED	$0.66	$0.14	$1.69	$1.10

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	186	189	187	189
DILUTED	186	189	188	189

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	September 30	September 30
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$760	$159
Receivables, net	433	401
Inventories, net	199	194
Prepaid expenses and other current assets	46	43
Total current assets	1,438	797

Noncurrent assets
Property, plant and equipment, net	613	498
Operating lease assets	261	—
Goodwill and intangibles, net	529	504
Equity method investments	44	34
Deferred income taxes	34	123
Other noncurrent assets	132	108
Total noncurrent assets	1,613	1,267

Total assets	$3,051	$2,064

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	$—	$15
Trade and other payables	189	171
Accrued expenses and other liabilities	255	237
Total current liabilities	444	423

Noncurrent liabilities
Long-term debt	1,962	1,327
Employee benefit obligations	317	387
Operating lease liabilities	231	—
Other noncurrent liabilities	173	185
Total noncurrent liabilities	2,683	1,899

Stockholders' deficit	(76)	(258)

Total liabilities and stockholders’ deficit	$3,051	$2,064

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Year ended
	September 30
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$317	$208
Adjustments to reconcile net income to cash flows from operating activities
Loss on extinguishment of debt	19	—
Depreciation and amortization	66	61
Deferred income taxes	92	23
Equity income from unconsolidated affiliates, net of distributions	(7)	(3)
Pension contributions	(11)	(10)
(Gain) loss on pension and other postretirement plan remeasurements	(22)	69
Stock-based compensation expense	12	9
Other, net	2	(2)
Change in operating assets and liabilities	(96)	(30)
Total cash provided by operating activities	372	325

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(151)	(108)
Notes receivable, net of repayments	(31)	(2)
Acquisitions of businesses	(40)	(78)
Total cash used in investing activities	(222)	(188)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	1,558	752
Payments of debt issuance costs and discounts	(16)	(2)
Repayments on borrowings	(929)	(734)
Premium paid to extinguish debt	(15)	—
Repurchases of common stock	(60)	—
Cash dividends paid	(84)	(80)
Other financing activities	(4)	(7)
Total cash provided by (used in) financing activities	450	(71)
Effect of currency exchange rate changes on cash, cash equivalents, and restricted cash	2	(3)
INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	602	63
Cash, cash equivalents, and restricted cash - beginning of year	159	96
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH - END OF YEAR	$761	$159

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)
	Three months ended September 30
	2020				2019
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income (loss)	Depreciation and amortization	EBITDA
Quick Lubes	$254	$55	$12	$67	$222	$48	$10	$58
Core North America	252	58	4	62	259	43	5	48
International	146	23	2	25	148	24	3	27
Total operating segments	652	136	18	154	629	115	18	133
Unallocated and other (a)		40		72		(2)		(69)
Total results	652	176	18	226	629	113	18	64
Key items:
Net pension and other postretirement plan (income) expenses		—		(32)		—		67
Net legacy and separation-related income		(30)		(30)		—		—
Compensated absences benefits change		(11)		(11)		—		—
Business interruption recovery		(2)		(2)		—		—
Acquisition and divestiture-related income (b)		—		—		(4)		(4)
Restructuring and related (income) expenses		(1)		(1)		2		2
Adjusted results	$652	$132	$18	$150	$629	$111	$18	$129

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related activity and certain other corporate matters not allocated to the operating segments.
(b) Acquisition and divestiture-related income is included within International operating segment operating income.

							Table 4 (continued)

	Year ended September 30
	2020				2019
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income (loss)	Depreciation and amortization	EBITDA
Quick Lubes	$883	$169	$43	$212	$822	$178	$36	$214
Core North America	945	202	16	218	994	152	18	170
International	525	73	7	80	574	85	7	92
Total operating segments	2,353	444	66	510	2,390	415	61	476
Unallocated and other (a)		41		100		(17)		(77)
Total results	2,353	485	66	610	2,390	398	61	399
Key items:
Net pension and other postretirement plan (income) expenses		—		(59)		—		60
Net legacy and separation-related (income) expenses		(30)		(30)		3		3
Compensated absences benefits change		(11)		(11)		—		—
Business interruption (recovery) expenses (b)		(2)		(2)		6		6
Acquisition and divestiture-related costs (income) (c)		2		2		(4)		(4)
Restructuring and related expenses		—		—		14		14
Adjusted results	$2,353	$444	$66	$510	$2,390	$417	$61	$478

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related activity and certain other corporate matters not allocated to the operating segments.
(b) Business interruption expenses incurred during fiscal 2019 associated with Valvoline's Deer Park, Texas facility are included within total operating segments operating income. Refer to Table 8 for details of the expenses incurred by operating segment.
(c) Acquisition and divestiture-related costs (income) are included within Unallocated and other in fiscal 2020 and within International operating segment operating income in fiscal 2019.

Valvoline Inc. and Consolidated Subsidiaries					Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

		Three months ended		Year ended
		September 30		September 30
		2020	2019	2020	2019
QUICK LUBES
	Lubricant sales (gallons)	8.3	7.4	28.9	28.1
	Premium lubricants (percent of U.S. branded volumes)	68.9%	66.1%	67.6%	65.0%
	Gross profit as a percent of sales (a) (d)	40.4%	39.1%	37.9%	39.1%
	Same-store sales growth - Company-owned (b)	8.9%	9.5%	2.6%	9.7%
	Same-store sales growth - Franchised (b) (c)	7.9%	10.4%	2.1%	10.4%
	Same-store sales growth - Combined (b) (c)	8.3%	10.0%	2.3%	10.1%
CORE NORTH AMERICA
	Lubricant sales (gallons)	23.1	23.9	84.4	92.1
	Premium lubricants (percent of U.S. branded volumes)	58.9%	53.6%	58.0%	52.6%
	Gross profit as a percent of sales (a) (d)	41.8%	33.5%	38.9%	33.0%
INTERNATIONAL
	Lubricant sales (gallons) (e)	14.8	15.1	54.7	58.2
	Lubricant sales (gallons), including unconsolidated joint ventures (f)	24.5	24.7	91.7	99.0
	Premium lubricants (percent of lubricant volumes)	25.3%	27.1%	25.9%	28.2%
	Gross profit as a percent of sales (a) (d)	31.3%	28.9%	29.7%	28.1%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales, divided by sales.
(b)	Valvoline determines same-store sales growth on a fiscal year basis, with new stores excluded from the metric until the completion of their first full fiscal year in operation.
(c)	Valvoline franchisees are distinct legal entities and Valvoline does not consolidate the results of operations of its franchisees.
(d)	Pre-tax adjustments associated with business interruption expenses incurred during the three months and year ended September 30, 2019 were recorded in Cost of sales within each operating segment. Reported gross profit as a percent of sales is presented in the table above. Adjusted gross profit as a percent of sales for the three months and year ended September 30, 2019 was 33.7% and 33.4%, respectively, for Core North America; and 29.0% and 28.4%, respectively, for International.
(e)	Excludes volumes from unconsolidated joint ventures.
(f)	Valvoline unconsolidated joint ventures are distinct legal entities and Valvoline does not consolidate the results of operations of its unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	Fourth Quarter 2020	Third Quarter 2020	Second Quarter 2020	First Quarter 2020	Fourth Quarter 2019

Beginning of period	548	536	524	519	501
Opened	22	5	7	2	12
Acquired	2	2	1	7	6
Net conversions between company-owned and franchised	12	5	4	(4)	—
End of period	584	548	536	524	519

	Franchised
	Fourth Quarter 2020	Third Quarter 2020	Second Quarter 2020	First Quarter 2020	Fourth Quarter 2019

Beginning of period	884	883	883	866	851
Opened	7	8	8	13	15
Net conversions between company-owned and franchised	(12)	(5)	(4)	4	—
Closed	(1)	(2)	(4)	—	—
End of period (a)	878	884	883	883	866

Total stores	1,462	1,432	1,419	1,407	1,385

	Express Care
	Fourth Quarter 2020	Third Quarter 2020	Second Quarter 2020	First Quarter 2020	Fourth Quarter 2019

Number of locations at end of period (a)	296	304	301	307	307

(a) Included in the store counts at the end of the second, third and fourth quarters of fiscal 2020 were certain service center stores temporarily closed at the discretion of the respective independent operators due to the impacts of COVID-19. As of September 30, 2020, 1 franchised service center store was temporarily closed, 5 franchised service center stores were temporarily closed as of June 30, 2020, and 26 franchised and 12 Express Care service center stores were temporarily closed as of March 31, 2020.

rc,

Valvoline Inc. and Consolidated Subsidiaries				Table 7
RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE
(In millions, except per share amounts - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
	2020	2019	2020	2019

Reported net income	$122	$27	$317	$208
Adjustments:
Net pension and other postretirement plan (income) expenses	(32)	67	(59)	60
Net legacy and separation-related (income) expenses	(30)	—	(30)	3
Compensated absences benefits change (a) (b)	(11)	—	(11)	—
Debt extinguishment and modification costs	—	—	19	—
Business interruption (recovery) expenses (a) (c)	(2)	—	(2)	6
Acquisition and divestiture-related (income) costs (b) (c)	—	(4)	2	(4)
Restructuring and related (income) expenses (b)	(1)	2	—	14
Total adjustments, pre-tax	(76)	65	(81)	79
Income tax expense (benefit) of adjustments	41	(17)	42	(22)
Income tax adjustments (d)	(2)	—	—	(2)
Total adjustments, after tax	(37)	48	(39)	55
Adjusted net income	$85	$75	$278	$263

Reported diluted earnings per share	$0.66	$0.14	$1.69	$1.10
Adjusted diluted earnings per share	$0.46	$0.40	$1.48	$1.39

Weighted average diluted common shares outstanding	186	189	188	189

(a)	Business interruption expenses incurred in fiscal 2019 and $5 million of the compensated absences benefits change adjustment in fiscal 2020 were included in Cost of sales within the Statements of Consolidated Income. Reported and adjusted consolidated gross profit as a percent of sales were 39.6% and 38.8%, respectively, for the three months ended September 30, 2020; 36.7% and 36.5%, respectively, for the year ended September 30, 2020; and 33.9% and 34.1%, respectively, for the year ended September 30, 2019.
(b)	Pre-tax adjustments of $6 million associated with the compensated absences benefits change, in addition to $1 million of acquisition-related costs and restructuring and related activity were recorded in Selling, general and administrative expenses as reported within the Statements of Consolidated Income. Adjusted Selling, general and administrative expenses for the three months and year ended September 30, 2020 were $130 million and $447 million, respectively, and $113 million and $435 million for the three months and year ended September 30, 2019, respectively.
(c)	Business interruption recovery and certain acquisition and divestiture-related adjustments were recorded in Equity and other income, net, as reported within the Statements of Consolidated Income. Adjusted Equity and other income, net, was $9 million and $33 million for the three months and year ended September 30, 2020, respectively, and $7 million and $36 million for the three months and year ended September 30, 2019, respectively.
(d)	Income tax adjustments primarily relate to the discrete impacts associated with tax legislation changes in the U.S. and India in fiscal 2020 and in Kentucky in fiscal 2019.

Valvoline Inc. and Consolidated Subsidiaries				Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended		Year ended
	September 30		September 30
	2020	2019	2020	2019
Adjusted EBITDA - Valvoline
Net income	$122	$27	$317	$208
Add:
Income tax expense	66	1	134	57
Net interest and other financing expenses	20	18	93	73
Depreciation and amortization	18	18	66	61
EBITDA	226	64	610	399
Key items: (a)
Net pension and other postretirement plan (income) expenses	(32)	67	(59)	60
Net legacy and separation-related (income) expenses	(30)	—	(30)	3
Compensated absences benefits change	(11)	—	(11)	—
Business interruption (recovery) expenses	(2)	—	(2)	6
Acquisition and divestiture-related (income) costs	—	(4)	2	(4)
Restructuring and related (income) expenses	(1)	2	—	14
Adjusted EBITDA	$150	$129	$510	$478

Adjusted EBITDA - Quick Lubes
Operating income	$55	$48	$169	$178
Key item: (a)
Business interruption expenses	—	—	—	—
Adjusted operating income	55	48	169	178
Add:
Depreciation and amortization	12	10	43	36
Adjusted EBITDA	$67	$58	$212	$214

Adjusted EBITDA - Core North America
Operating income	$58	$43	$202	$152
Key item: (a)
Business interruption expenses	—	—	—	4
Adjusted operating income	58	43	202	156
Add:
Depreciation and amortization	4	5	16	18
Adjusted EBITDA	$62	$48	$218	$174

			Table 8 (continued)

	Three months ended		Year ended
	September 30		September 30
	2020	2019	2020	2019
Adjusted EBITDA - International
Operating income	$23	$24	$73	$85
Key items: (a)
Business interruption expenses	—	—	—	2
Acquisition and divestiture-related income	—	(4)	—	(4)
Adjusted operating income	23	20	73	83
Add:
Depreciation and amortization	2	3	7	7
Adjusted EBITDA	$25	$23	$80	$90

Adjusted EBITDA - Unallocated and other
Operating income (loss)	$40	$(2)	$41	$(17)
Add:
Depreciation and amortization	—	—	—	—
Net pension and other postretirement plan income (expenses)	32	(67)	59	(60)
EBITDA	72	(69)	100	(77)
Key items: (a)
Net pension and other postretirement plan (income) expenses	(32)	67	(59)	60
Net legacy and separation-related (income) expenses	(30)	—	(30)	3
Compensated absences benefits change	(11)	—	(11)	—
Business interruption (recovery) expenses	(2)	—	(2)	—
Acquisition and divestiture-related costs	—	—	2	—
Restructuring and related (income) expenses	(1)	2	—	14
Adjusted EBITDA	$(4)	$—	$—	$—

(a) Key items were recorded in operating segment results and Unallocated and other. The tables above reconcile consolidated reported net income to EBITDA and adjusted EBITDA, as well as operating segment reported operating income to adjusted operating income and adjusted EBITDA. Refer to Table 4 for the reconciliation of operating income to EBITDA for each operating segment. The tables above also reconcile operating income (loss) for Unallocated and other and relevant other items reported below operating income (loss) to EBITDA and Adjusted EBITDA.

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Year ended
	September 30
Free cash flow (a)	2020	2019
Total cash flows provided by operating activities	$372	$325
Adjustments:
Additions to property, plant and equipment	(151)	(108)
Free cash flow	$221	$217

		Fiscal year
Free cash flow (a)		2021 Outlook
Total cash flows provided by operating activities		$370 - $380
Adjustments:
Additions to property, plant and equipment		(160 - 170)
Free cash flow		$200 - $220

(a)	Free cash flow is defined as cash flows from operating activities less capital expenditures and certain other adjustments as applicable.